Exhibit 15.1

To the Shareholders and Board of Directors of

Lion Group Holding Ltd.

We hereby consent to the incorporation by reference in the following Registration Statements of Lion Group Holding Ltd. and its subsidiaries (“the Group”) of our report dated March 31, 2021, except for Note 21, as to which the date is June 14, 2021, with respect to our audits of the Group’s consolidated financial statements as of December 31, 2020 and 2019, and for the three years ended December 31, 2020 which appears in this Annual Report on Form 20-F, as amended, for the year ended December 31, 2020.

(1)	Registration Statement (Form F-1 No. 333-240292) pertaining to original minority shareholders, PAAC founder shares and shares underlying public warrants,
(2)	Registration Statement (Form F-1 No. 333-249185) pertaining to 2020 PIPE shares and warrants,
(3)	Registration Statement (Form F-1 No. 333-250176) pertaining to Maxim deal,
(4)	Registration Statement (Form F-1 No. 333-252288) pertaining to 2020 Debenture and Warrants;
(5)	Registration Statement (Form S-8 No. 333-251127) pertaining to 2020 Employee Shares Incentive Plan, and
(6)	Registration Statement (Form F-1 No. 333-253342) pertaining to 2021 Convertible Preferred Shares and the 2021 Warrants.
(7)	Registration Statement (Form F-1 No. 333-255202) pertaining to 2021 Yao Yongjie’s Call Options.

New York, New York

June 14, 2021